Exhibit 99.1

Albertsons® Companies, Inc. Appoints Meg Whitman as Executive Chair
Kim Fennebresque named Lead Independent Director

Whitman brings over 40 years of business, technology and strategic innovation experience to Albertsons Cos. as the retailer embarks on a defining period in its history

BOISE, Idaho – September 9, 2026 – Albertsons® Companies, Inc. (NYSE: ACI) today announced that Meg Whitman has been appointed to the newly created role of Executive Chair of the company's Board of Directors. With Whitman's appointment, Kim Fennebresque has transitioned from Chair to Lead Independent Director, and the board has expanded from 10 to 11 members. Whitman will work to support Susan Morris, CEO of Albertsons Cos., and her entire senior team.

"Meg is an ideal leader to join Albertsons' Board of Directors," said Fennebresque. "Her appointment underscores the board's commitment to bring proven technology expertise and transformation leadership to all aspects of the business. Meg's role as Executive Chair complements Susan's leadership abilities as the company accelerates plans to compete and win."

Whitman has been building and reimagining companies for more than 40 years. She served as President and Chief Executive Officer of eBay, Inc. from 1998 to 2008, as the company grew from $30 million to more than $8 billion in annual revenue and defined personal e-commerce. From 2011 to 2018, Whitman led Hewlett-Packard (HP) and transformed the company's performance in computing and information technology services. During her tenure at HP, Whitman reconnected the company to its customers, unlocked significant shareholder value and ensured that the HP brand would thrive well into the future.

Whitman also has extensive director experience, having served on several corporate boards over the years, including Procter & Gamble and General Motors. She is currently on the corporate boards of CoreWeave, Inc., Motive Technologies and Fervo Energy.

In addition to leading the Albertsons Cos. board, Whitman will serve as an operations and strategic advisor to Morris and her senior team. Whitman will provide support as Morris sharpens strategy, strengthens execution and increases profitable growth throughout all parts of the business. Whitman's experience will be particularly relevant as Morris continues to streamline the operating structure around AI technologies and a more consistent customer experience across stores and digital channels. Whitman will also work with Morris to refine the company's long-term strategy.

"At this pivotal moment, I'm thrilled Meg is joining our board as Executive Chair," said Morris. "Meg has a remarkable track record of helping companies strengthen execution, accelerate growth and create long-term value. As we focus on moving faster and competing more effectively, Meg's strategic judgment, operating discipline and technology expertise will be invaluable. I look forward to partnering closely in the months and years ahead. I'm also grateful to Kim Fennebresque for his leadership as Chair and pleased we will continue to benefit from his experience as Lead Independent Director."

"Albertsons has a rich history serving customers and communities across the country," said Whitman. "Susan is a talented leader who has dedicated her career to the company. I am honored to work with her, the entire management team and my fellow directors as we build on the company's strengths and deliver meaningful value for customers, associates, communities and shareholders."

Meg Whitman Biography

Meg Whitman served as United States Ambassador to Kenya from July 2022 until November 2024. From March 2018 until February 2021, Whitman served as the Chief Executive Officer of Quibi, a Los Angeles-based entertainment startup.

From June 2017 to February 2018, Whitman was Chief Executive Officer for Hewlett Packard Enterprise (HPE), a multinational enterprise information technology company. She was the company's President and Chief Executive Officer from November 2015 to June 2017. From July 2014 to November 2015, Whitman served as President, Chief Executive Officer and Chair for Hewlett-Packard Company (HP), the former parent of HPE. Beginning in September 2011, as President and Chief Executive Officer of HP, Whitman engineered the groundbreaking and successful turnaround of the company. HPE and HP, Inc., the standalone companies created from that transformation, continue to thrive today.

Important Notice Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, perspectives and projections about our business and our industry. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. In evaluating our forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K and available at the SEC’s website at www.sec.gov.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of June 20, 2026, the Company operated 2,240 retail stores with 1,708 in-store pharmacies, 408 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 35 states and the District of Columbia under 22 well known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, ACME, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2025, along with the Albertsons Companies Foundation, the Company contributed $497 million in food and financial support, including $56 million through its Nourishing Neighbors Program, to ensure those living in its communities and those impacted by disasters have enough to eat.

Albertsons, Safeway, Vons, Jewel-Osco, Tom Thumb, Randalls, United Supermarkets, Pavilions, Haggen and Balducci's Food Lovers Market are registered trademarks of Albertsons Companies Inc. or its subsidiaries. ACME, Carrs, Kings Food Markets, Shaw's, and Star Market are trademarks of Albertsons Companies Inc. or its subsidiaries. Albertsons associated logos, product names and services are trademarks of Albertsons Companies, Inc. All other trademarks are the property of their respective owners.

Contacts

media@albertsons.com